Exhibit 5.1

POSTAL ADDRESS	Postbus 71170 1008 BD AMSTERDAM
OFFICE ADDRESS	Fred. Roeskestraat 100 1076 ED AMSTERDAM
TELEPHONE	020 578 5758
FAX	020 578 5836
INTERNET	www.loyensloeff.com

To:

Sensata Technologies Holding N.V.

Kolthofsingel 8

7602 EM, Almelo

The Netherlands

SENSATA TECHNOLOGIES HOLDING N.V.

Privileged

Amsterdam, 12 February 2013

Dear Sir/Madam,

You have requested us, as your special counsel on certain matters of Dutch law, to render an opinion in connection with the proposed filing of a registration statement, including a prospectus, relating to the Shares (as defined below).

Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof.

In this opinion:

“Award Agreements” means the award agreements pursuant to which certain Selling Shareholders have been granted the right to receive Option Shares against payment of the relevant exercise price;

“Commission” means the Securities and Exchange Commission;

“Company” means Sensata Technologies Holding N.V., a public company with limited liability under Dutch law;

“Existing Shares” means all ordinary shares in the capital of the Company issued and outstanding on the date hereof;

“Options” means options, granted pursuant to Award Agreements entitling the holders thereof to receive Option Shares against payment of the exercise price mentioned in the relevant Award Agreement;

“Option Shares” means ordinary shares in the capital of the Company that may be sold by certain Selling Shareholders after the exercise of Options;

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“Registration Statement” means the registration statement on Form S-3, relating to the Shares, filed with the Commission on 12 February 2013;

“Selling Shareholders” means the selling shareholders named in one or more prospectus supplements to the prospectus contained in the Registration Statement; and

“Shares” means the Existing Shares and the Option Shares.

In rendering this opinion, we have examined and relied—as to factual matters only—upon, inter alia, an electronically transmitted copy of the executed Registration Statement and upon the following documents as we have deemed necessary for the purposes of this opinion:

(1)	an electronically transmitted copy of an excerpt, dated as of the date hereof (the “Excerpt”) of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 24192692;

(2)	an electronically transmitted copy of the deed of incorporation of the Company, dated 22 December 1988 (the “Deed of Incorporation”);

(3)	an electronically transmitted copy of the articles of association (statuten), as they read after the execution of the deed of conversion and amendment of the articles of association relating to the Company, dated 26 February 2010 (the “Articles”);

(4)	a draft private deed of issuance to be executed by the Company and each of the relevant Selling Shareholders pursuant to which Option Shares will be issued to the relevant Selling Shareholders following the exercise of their Options (the “Option Deed of Issuance”);

(5)	an electronically transmitted copy of the resolution of the general meeting of shareholders of the Company (the “Shareholders Meeting”), dated 26 February 2010, (inter alia) designating the management board of the Company (the “Management Board”) as the corporate body with the power to (i) issue and/or grant rights to subscribe for such number of ordinary shares in the capital of the Company as shall be permitted by the authorized capital of the Company from time to time and (ii) limit or exclude pre-emptive rights in respect thereto, both for a period of five years from the date thereof (the “Shareholders’ Resolution”);

(6)	an electronically transmitted copy of the minutes of the Shareholders Meeting held on 10 May 2011, (inter alia) extending the designation of the Management Board as the corporate body with the power to (i) issue and/or grant rights to subscribe for such number of ordinary shares in the capital of the Company as shall be permitted by the authorized capital of the Company from time to time and (ii) limit or exclude pre-emptive rights in respect thereto, both for a period of five years from the date thereof (the “Shareholders’ Minutes 1”);

(7)	an electronically transmitted copy of the minutes of the Shareholders Meeting held on 22 May 2012, (inter alia) extending the designation of the Management Board as the corporate body with the power to i) issue and/or grant rights to subscribe for such number of ordinary shares in the capital of the Company as shall be permitted by the authorized capital of the Company from time to time and (ii) limit or exclude pre-emptive rights in respect thereto, both for a period of five years from the date thereof (the “Shareholders’ Minutes 2” and together with the Shareholders’ Minutes 1 the Shareholders’ Minutes);

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(8)	an electronically transmitted copy of the resolution of the Management Board, dated 30 September 2010, resolving to (inter alia) issue up to a maximum of 17,874,769 ordinary shares in the capital of the Company (the “Authorized Shares”) subject to the conditions set out therein and to waive any pre-emptive rights in respect thereto (the “Board Resolution 1”);

(9)	an electronically transmitted copy of the resolution of the Management Board, dated 10 June 2011, (inter alia) resolving that the Authorized Shares may also be issued to Cede & Co as nominee for The Depositary Trust Company (“DTC”) for the benefit of the relevant subscribers, which Authorized Shares, upon their issuance to Cede & Co, will be entered into the electronic book-entry delivery and settlement system of DTC (the “Board Resolution 2” and together with the Board Resolution 1, the “Board Resolutions”);

(10)	electronically transmitted copies of private deeds of issuance pursuant to which ordinary shares in the capital of the Company have been issued to the relevant subscribers thereof, dated 16 March 2010, 14 April 2010, 30 September 2010, 13 October 2010, 1 November 2010, 3 November 2010, 17 November 2010, 23 November 2010, 31 December 2010, 15 January 2011, 4 February 2011, 15 February 2011, 24 February 2011, 2 March 2011, 31 March 2011, 1 April 2011, 15 April 2011, 20 May 2011, 9 June 2011, 13 June 2011, 30 June 2011, 15 July 2011, 27 July 2011, 30 September 2011, 31 December 2011, 28 February 2012, 20 April 2012, 30 June 2012, 30 September 2012, 31 October 2012, 30 November 2012, 31 December 2012 and 8 February 2013 respectively (together, the “Private Deeds of Issuance”);

(11)	an electronically transmitted copy of the shareholders’ register (aandeelhoudersregister) of the Company (the “Shareholders’ Register”); and

(12)	a certificate signed by the Management Board, dated as of the date hereof. A copy of this certificate is attached hereto as Annex 1.

For the purpose of the opinions expressed herein, we have assumed:

a.	the genuineness of all signatures, the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals and the conformity to the originals of all agreements, certificates, instruments, and other documents submitted to us as electronic copies;

b.	that the Existing Shares have been, and the Option Shares will be, duly accepted upon issuance by the subscribers thereof;

c.	that prior to the execution of an Option Deed of Issuance all required resolutions will be adopted by the competent corporate body of the Company necessary and appropriate for the valid issuance of the Option Shares;

d.	that the nominal amount of the Option Shares and any agreed share premium will have been validly paid; and

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e.	that the Company’s authorized share capital will, at the time of the issuance of the Option Shares, be sufficient to allow for the issue of the Option Shares, and that no fractional shares will be issued.

Based upon the foregoing and subject to the limitations stated hereinafter, we are of the opinion that on the date hereof:

A.	The Existing Shares have been duly authorized and validly issued, are fully paid and are validly outstanding and non-assessable.

B.	When issued pursuant to a validly executed Option Deed of Issuance in the form reviewed by us and upon payment in full of the applicable option exercise price, in accordance with the relevant Award Agreement, the Option Shares will be duly authorized and validly issued, fully paid and validly outstanding and non-assessable.

This opinion and any issues arising under this opinion will be governed by Dutch law.

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to.

This opinion letter is being issued in connection with the transactions to which the Registration Statement relates.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours faithfully,

Loyens & Loeff N.V.

/s/ Philip van Verschuer	/s/ Bas Vletter

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ANNEX 1

MANAGEMENT CERTIFICATE

[To be attached as separate document]

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CERTIFICATE OF THE BOARD

OF

SENSATA TECHNOLOGIES HOLDING N.V.

12 February 2013

The undersigned, together constituting the entire board of directors (the “Board”) of Sensata Technologies Holding N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands having its registered office address at Kolthofsingel 8, 7602 EM, Almelo, the Netherlands (the “Company”),

HEREBY CERTIFY

1.	That the Company has been duly incorporated on 22 December 1988 and is validly existing as a naamloze vennootschap (a public company with limited liability) under the laws of the Netherlands;

2.	That the information recorded in the excerpt dated as of the date hereof of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 24192692 (the “Excerpt”) is true, accurate and complete on the date hereof, except with respect to the private deeds of issuance of 31 December 2012 and 8 February 2013 by which respectively 344,478 and 42,522 shares in the capital of the Company have been issued, which share issuances have not yet been recorded in the Trade Register on the date hereof;

3.	That none of the members of the Board has a (potential) conflict of interest with the Company in connection with the transactions as set out in the Opinion (as defined below) (the “Transactions”), that would preclude any of them from validly representing the Company;

4.	That the Company has not been dissolved (ontbonden), liquidated, granted a (preliminary) suspension of payments ((voorlopige) surséance van betaling verleend) or declared bankrupt (failliet verklaard);

5.	That at the date hereof no resolution has been adopted concerning the statutory merger (juridische fusie) or division (splitsing), in both cases involving the Company as disappearing entity, or the voluntary liquidation (ontbinding) of the Company or the filing of a request for its bankruptcy (faillissement) or for a suspension of payments (surséance van betaling) and that the Company has not received a notice from the Amsterdam Chamber of Commerce concerning its dissolution under Section 2:19a of the Dutch Civil Code;

6.	That (i) the shares in the capital of the Company issued and outstanding on the date hereof (the “Shares”) have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined, and (ii) the Shares are fully paid up and (iii) the Shares are free and clear of any pledge (pand), right of usufruct (vruchtgebruik) or attachment (beslag) on the date hereof;

7.	That the powers of attorney included in the Board Resolutions (as defined in the Opinion) to each of Thomas Wroe, Jeffrey Cote, Donna Kimmel, Steven Reynolds, Robert Hureau and Susan Gorius, each acting singly to execute the relevant deeds of issuance, including the Private Deeds of Issuance (as defined in the Opinion) on behalf of the Company are valid powers of attorney and have not been terminated, revoked or declared null and void;

8.	That the Shareholder’s Resolution, the Shareholders’ Minutes and the Board Resolutions (each as defined in the Opinion) (a) correctly reflect the resolutions made by the Board and the general meeting of shareholders of the Company, respectively, in respect of the Transactions, and (b) have not been and will not be amended, nullified, revoked, or declared null and void;

Board Certificate Sensata Technologies Holding N.V.

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9.	That each of the Selling Shareholders is authorized to dispose of, or encumber (beschikkingsbevoegd) the relevant Existing Shares (as defined in the Opinion) and, upon issuance, will become authorized to dispose of, or encumber (beschikkingsbevoegd) the relevant Option Shares (as defined in the Opinion); and

10.	That the information recorded in the shareholders’ register of the Company is true, accurate and complete as of the date hereof.

This certificate is provided to Loyens & Loeff, with the understanding that they will rely thereon in, and will assume the correctness of the above statements as of the date of the opinion letter (the “Opinion”) to be issued in connection with the filling of a registration statement on Form S-3, including a form of prospectus, to be filed with the Securities and Exchange Commission on or about the date hereof.

[SIGNATURE PAGE TO FOLLOW]

Board Certificate Sensata Technologies Holding N.V.

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Signed on the date first written above.

/s/ Thomas Wroe	/s/ Lewis Campbell
Name: Mr. Thomas Wroe	Name: Mr. Lewis Campbell

/s/ Paul Edgerley	/s/ John Lewis
Name: Mr. Paul Edgerley	Name: Mr. John Lewis

/s/ Charles Peffer	/s/ Michael Ward
Name: Mr. Charles Peffer	Name: Mr. Michael Ward

/s/ Stephen Zide	/s/ Kirk Pond
Name: Mr. Stephen Zide	Name: Mr. Kirk Pond

/s/ Michael Jacobson	/s/ Martha Sullivan
Name: Mr. Michael Jacobson	Name: Ms. Martha Sullivan

Board Certificate Sensata Technologies Holding N.V.

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